PROSPECTUS SUPPLEMENT	FILED PURSUANT TO RULE 424(B)(3)
TO PROSPECTUS DATED JUNE 24, 2003	REGISTRATION NO. 333-101856

THE IMMUNE RESPONSE CORPORATION
33,497,965 SHARES OF COMMON STOCK
10,974,491 CLASS A WARRANTS
10,974,491 CLASS B WARRANTS

        This Prospectus Supplement relates to the public offer for resale by certain of our security holders of up to (i) 9,522,071 issued shares of our common stock, (ii) 9,522,071 Class A warrants, (iii) 9,522,071 Class B warrants, (iv) 9,522,071 shares of our common stock underlying the Class A warrants and (v) 9,522,071 shares of our common stock underlying the Class B warrants. This offer is not being underwritten. We will not receive any of the proceeds from sales by the selling security holders of common stock and warrants. These security holders acquired 9,522,071 shares of common stock and the Class A warrants directly from us in a private placement of units completed on December 10, 2002. Each Class A warrant may be exercised to purchase initially one share of our common stock and one Class B warrant, at an aggregate price of $1.33. Each Class B warrant may be exercised to purchase initially one share of our common stock at a price of $1.77. Unless exercised, the warrants will expire five years after their respective dates of issuance. The Class A and Class B warrants are described more fully under "Description of the Warrants and the Warrant Agreement" in the Prospectus.

        This Prospectus Supplement also relates to the public offer for resale by our placement agent of (i) 1,452,419 shares of our common stock, (ii) 1,452,419 Class A warrants, (iii) 1,452,419 shares of our common stock underlying the Class A warrants, (iv) 1,452,419 Class B warrants and (v) 1,452,419 shares of our common stock underlying our Class B warrants. Such shares, Class A warrants and Class B warrants are being registered pursuant to an option issued to our placement agent in connection with our private placement of units.

        Additionally, this Prospectus Supplement relates to the public offer for resale by Trinity Medical Group USA, Inc. of 500,000 shares of our common stock issued in connection with an amendment to certain of our agreements with Trinity.

        We will not receive any net proceeds from the resale of shares of our common stock, Class A warrants, or Class B warrants. If the warrants are exercised by either the selling security holders or subsequent purchasers of the warrants, we will receive the net proceeds from such exercises. If an investor purchases from a selling security holder a Class A or Class B warrant other than through a private transaction, the shares of common stock and the Class B warrants, as the case may be, to be issued by us upon the exercise of such warrants are to be registered pursuant to a registration statement on Form S-1 (File No. 333-103260), which was filed with the Securities and Exchange Commission on June 18, 2003.

        Subject to the following paragraph, the selling security holders of the offered shares of common stock, Class A warrants, Class B warrants and shares of common stock underlying the warrants may offer to resell any such securities at any time or from time to time after the date of this prospectus.

        For a description of the plan of distribution of the resale of securities, see page 44 of the Prospectus.

        Our common stock is quoted on The Nasdaq SmallCap Market under the symbol "IMNR."

        Investing in our common stock and warrants involves very significant risks. You should carefully consider the risks set forth under "Risk Factors" beginning on page 4 of the Prospectus before investing in our common stock or our warrants.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS SUPPLEMENT OF THE PROSPECTUS ARE TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

This Prospectus Supplement should be read in conjunction with the
Prospectus dated June 24, 2003, which is to be delivered with this
Prospectus Supplement. All capitalized terms used but not defined in this
Prospectus Supplement shall have the meanings given them in the Prospectus.

The information in the table appearing under the heading "Selling
Securityholders" in the Prospectus is superseded in part by the information appearing in the table below:

						Class A Warrants Beneficially Owned at February 25, 2004		Class A Warrants Beneficially Owned After Resale of Class A Warrants
	Shares of Common Stock Beneficially Owned at February 25, 2004
			Shares of Common Stock Being Offered	Shares Beneficially Owned After Sale of Common Stock			Class A Warrants Being Offered
Selling Securityholder
	Number	Percent		Number	Percent			Number	Percent
Spencer Trask & Co.	408,891	*	408,891	0	*	408,891	408,891	0	*

David Hochman	183,750	*	71,250	112,500	*	122,500	72,500	50,000	*

Carol Zervoulei	14,553	*	3,750	10,783	*	9,702	2,500	7,202	*

Bruce Alexander	6,536	*	6,536	0	*	6,536	6,536	0	*

Steven Freifeld	57,000	*	57,000	0	*	57,000	57,000	0	*

Samuel Vail	21,786	*	2,178	19,608	*	15,250	2,178	13,072	*

*
Indicates less than one percent (1%)

FOR A DISCUSSION OF FACTORS THAT SHOULD BE CONSIDERED IN CONNECTION WITH AN INVESTMENT IN THE SECURITIES OFFERED HEREBY,
SEE "RISK FACTORS" BEGINNING ON PAGE 4 OF THE PROSPECTUS.

The date of this Prospectus Supplement is March 8, 2004.